Exhibit 3.1

ARTICLES OF INCORPORATION OF SILVER BUTTE COMPANY

The undersigned hereby executes the following Articles of Incorporation for the purpose of forming a corporation under the provisions of the laws of the State of Nevada pursuant to NRS 79.

ARTICLE I - Name
The name of the corporation is Silver Butte Company.

ARTICLE II - Purpose
The purpose of this corporation shall be to transact any and all lawful business for which corporations may be incorporated under the laws of the State of Nevada, in general, to have and exercise all the powers conferred by the laws of Nevada upon corporations and to do any and all things hereinbefore set forth to the same extent as natural persons might or could do.

ARTICLE III - Duration
This corporation shall be of perpetual duration.

ARTICLE IV - Authorized Capital Stock
The authorized capital stock of the corporation shall consist of two (2) classes of stock, designated as Common Stock and Preferred Stock.

The total number of shares of Common Stock that the corporation will have authority to issue is three hundred million
(300,000,000) shares. The shares shall have par value of $.001 per share. All of the Common Stock authorized herein shall have equal voting rights and powers without restrictions in preference.

The total number of shares of Preferred Stock that the corporation will have authority to issue is ten million (10,000,000) shares. The Preferred Stock shall have no stated value and par value of $.001 per share. The Preferred Stock shall be entitled to preference over the Common Stock with respect to the distribution of assets of the corporation in the event of liquidation, dissolution, or winding-up of the corporation, whether voluntarily or involuntarily, or in the event of any other distribution of assets of the corporation among its stockholders for the purpose of winding-up its affairs.
 The authorized but unissued shares of Preferred Stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors. The Directors in their sole discretion shall have the power to determine the relative powers, preferences, and rights of each series of Preferred Stock.

ARTICLE V - Preemptive Rights
Stockholders of this corporation will have no preemptive rights to acquire additional shares issued by the corporation, or any securities convertible into, or carrying or evidencing any rights or option to purchase, any such shares.

ARTICLE VI - Voting
The holders of any of the corporation's capital stock shall possess voting power for the election of directors and for all other purposes, subject to such limitations as may be imposed by law and by any provision of the Articles of Incorporation in the exercise of their voting power. Cumulative voting for the election of directors is hereby expressly prohibited. The holders of Common Stock shall be entitled to one vote for each share held. All of the Common Stock authorized herein shall have equal voting rights and powers without restrictions in preference.

ARTICLE VII - Board of Directors
The initial Board of Directors of this corporation shall consist of five (5) directors. The number of directors constituting the Board of Directors of this corporation may be increased or decreased from time to time in the manner specified in the Bylaws of this corporation; provided, however, that the number shall not be less than three (3) or more than eleven (11). All vacancies in the Board of Directors, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, though less than a quorum.

ARTICLE VIII - Director Liability
A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for conduct as a director, except for liability of the director for
(i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director; (ii) conduct which violates Chapter 78.300 of the Nevada Revised Statutes, pertaining to unpermitted distributions to stockholders; or (iii) any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. If the laws of the State of Nevada are amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted thereunder, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE IX - Indemnification
The corporation is authorized to indemnify, agree to indemnify or obligate itself to advance or reimburse expenses incurred by its Directors, Officers, employees or agents to the full extent of the laws of the State of Nevada as may now or hereafter exist.

ARTICLE X - Bylaws
Subject to the power of stockholders to amend or repeal, the Board of Directors of this corporation shall have the power to enact and amend such Bylaws defining the powers and duties of the officers of the corporation and providing for such other matters in relation to its affairs as they may deem necessary and convenient, provided the same are not out of harmony with the laws of the State of Nevada or these Articles of Incorporation.

ARTICLE XI - Action by Majority Consent of Stockholders
Any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.

ARTICLE XII - Amendments
The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on the stockholders herein are granted subject to this reservation.

ARTICLE XIII - Directors
The initial Board of Directors of this corporation consists of five (5) director. The name and address of such director is as follows:

Terry McConnaughey
P.O. Box 644
Sandpoint, ID  83864

Joseph Zinger
105 N First Avenue  #205
Sandpoint ID 83864

Robert Evans
Po Box 178
Ponderay, ID 83852

Wayne Hohman
311 Montgomery
Post Falls, ID 83854

Delaine Hess Gruber
P.O. Box 2196
Coeur d Alene, ID  83814


ARTICLE XIV - Incorporator
The name and address of the incorporator is as follows:

Terry McConnaughey
P.O. Box 644
Sandpoint, ID  83864

ARTICLE XV - Registered Agent
The name of the registered agent of this corporation is CSC
Services of Nevada, Inc.

ARTICLE XVI - Registered Office
The post office address of the registered office of this corporation is 502 E. John Street, Room E, Carson City, NV 89706.
Dated this 5th day of March, 2004.




/s/ Terry McConnaughey
Terry  McConnaughey, Incorporator
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